Portillo’s Inc. Announces Second Quarter 2024 Financial Results

Chicago, IL— August 6, 2024—Portillo’s Inc. (“Portillo’s” or the “Company”) (NASDAQ: PTLO), the fast-casual restaurant concept known for its menu of Chicago-style favorites, today reported financial results for the second quarter ended June 30, 2024.

Michael Osanloo, President and Chief Executive Officer of Portillo’s, said, “We delivered sequential improvement in both revenue and margin this quarter as we continued to prioritize sales and transaction growth. We are confident that our strategic plan is focused on the right factors, allowing us to navigate near-term challenges and seize opportunities for continuous improvement. We're now on track to open at least 10 restaurants in 2024, including three full-service locations with an optimized footprint. We continue to successfully lower our build costs as we bring these restaurants online, which will support industry-leading returns on investment.”

Financial Highlights for the Second Quarter 2024 vs. Second Quarter 2023:

•Total revenue increased 7.5% or $12.7 million to $181.9 million;
•Same-restaurant sales* decreased 0.6%;
•Operating income increased $0.7 million to $18.1 million;
•Net income decreased $1.4 million to $8.5 million;
•Restaurant-Level Adjusted EBITDA** increased $1.8 million to $44.6 million; and
•Adjusted EBITDA** increased $0.6 million to $29.9 million.

*For the quarter ended June 30, 2024, same-restaurant sales compares the 13 weeks from April 1, 2024 through June 30, 2024 to the 13 weeks from April 3, 2023 through July 2, 2023.
**Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP measures. Please see definitions and the reconciliations of these non-GAAP measures accompanying this release.

Recent Developments and Trends

In the quarter, total revenue grew 7.5% or $12.7 million, primarily due to new restaurant openings in 2023 and 2024. Same-restaurant sales declined 0.6% during the quarter ended June 30, 2024, compared to 5.9% same-restaurant sales growth during the same quarter in 2023. Same-restaurant sales defined below.

In June, we re-tiered some of our restaurants in higher-cost areas, contributing to an effective price increase of approximately 1%. We will keep a close eye on cost pressures, market competition, and consumer sentiment to guide our pricing decisions in the coming quarters.

In the quarter ended June 30, 2024, commodity inflation was 6.9%, compared to 5.5% for the quarter ended June 25, 2023. Labor, as a percentage of revenue, net was flat during the quarter ended June 30, 2024 compared to the quarter ended June 25, 2023 primarily due to an increase in our average check and lower variable-based compensation, offset by lower transactions and incremental wage rate increases to support our team members.

In the quarter ended June 30, 2024, total revenue, operating income, Restaurant-Level Adjusted EBITDA, and Adjusted EBITDA all improved, while net income decreased, versus the prior year. We believe this improvement stemmed from concentrating on the four strategic pillars we unveiled in our Q1 2024 earnings call.

Review of Second Quarter 2024 Financial Results

Revenues for the quarter ended June 30, 2024 were $181.9 million compared to $169.2 million for the quarter ended June 25, 2023, an increase of $12.7 million or 7.5%. The increase in revenues was primarily attributed to the opening of nine restaurants in 2023 and two restaurants during the two quarters ended June 30, 2024, partially offset by a decrease in our same-restaurant sales. Restaurants not in our comparable restaurant base contributed $12.6 million of the total year-over-year increase. This increase in revenues was offset by a same-restaurant sales decrease of 0.6%, or $1.0 million in the quarter. The same-restaurant sales decline was attributable to a 2.3% decrease in transactions, partially offset by an increase in average check of 1.7%. The higher average check was driven by an approximate 4.3% increase in certain menu prices partially offset by product mix. To address inflationary cost pressures, we increased select menu prices by approximately 1.5% in January 2024 and again at the end of March 2024. In June 2024, we implemented a 1% price increase primarily by re-tiering some of our restaurants in higher-cost areas. Revenue also benefited $1.2 million in the second quarter due to the shifting of comparable weeks. For the purpose of calculating same-restaurant sales for the quarter ended June 30, 2024, sales for 70 restaurants that were open for at least 24 full fiscal periods were included in the Comparable Restaurant Base (as defined below).
Total restaurant operating expenses for the second quarter ended June 30, 2024 were $137.3 million compared to $126.5 million for the second quarter ended June 25, 2023, an increase of $10.8 million or 8.6%. The increase in restaurant operating expenses was primarily driven by the opening of nine restaurants in 2023 and two restaurants during the two quarters ended June 30, 2024. Additionally, food, beverage and packaging costs were negatively impacted by a 6.9% increase in commodity prices. Labor expense increases were also driven by incremental investments to support our team members, partially offset by lower variable-based compensation. Lastly, the increase in operating expenses due to the aforementioned restaurant openings was partially offset by a decrease in utilities, travel and other miscellaneous expenses.

General and administrative expenses for the second quarter ended June 30, 2024 were $17.9 million compared to $19.6 million for the second quarter ended June 25, 2023, a decrease of $1.7 million or 8.5%. This decrease was primarily driven by lower equity and variable-based compensation, partially offset by an increase in professional fees related to our ERP implementation, and advertising expenses.

Operating income for the second quarter ended June 30, 2024 was $18.1 million compared to $17.4 million for the second quarter ended June 25, 2023, an increase of $0.7 million due to an increase in revenues and decrease in general and administrative expenses, partially offset by increases in total restaurant operating expenses, pre-opening expenses, and depreciation and amortization.

Net income for the second quarter ended June 30, 2024 was $8.5 million compared to a net income of $9.9 million for the second quarter ended June 25, 2023, a decrease of $1.4 million. The decrease in net income was primarily due to an increase in income tax expense of $2.0 million, partially offset by an increase in operating income of $0.7 million due to the aforementioned factors.

Restaurant-Level Adjusted EBITDA* for the second quarter ended June 30, 2024 was $44.6 million compared to $42.7 million for the quarter ended June 25, 2023, an increase of $1.8 million or 4.3%.

Adjusted EBITDA* for the second quarter ended June 30, 2024 was $29.9 million compared to $29.2 million for the quarter ended June 25, 2023, an increase of $0.6 million or 2.2%.

*A reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA and the nearest GAAP financial measure is included under “Non-GAAP Measures” in the accompanying financial data below.

Development Highlights

During the two quarters ended June 30, 2024, we opened two restaurants in the Texas and Arizona markets. Subsequent to June 30, 2024, we opened two new restaurants in Livonia, Michigan and in Mansfield, Texas, bringing our total restaurant count to 88, including a restaurant owned by C&O of which Portillo’s owns 50% of the equity. In the second half of 2024 we aim to open at least six more restaurants for a total of at least 10 new restaurants opened in the fiscal year 2024, including further expansion into the Houston and Dallas-Fort Worth markets in Texas.

Below are the restaurants opened since the beginning of fiscal 2024:

Location	Opening Date	Fiscal Quarter Opened
Denton, Texas	March 2024	Q1 2024
Surprise, Arizona	May 2024	Q2 2024
Livonia, Michigan	July 2024	Q3 2024
Mansfield, Texas	August 2024	Q3 2024

Fiscal 2024 Financial Targets

Based on current expectations, we are providing updated financial targets for 2024 as follows:

	Prior Target		Current Target
Unit growth	9+ new units	→	10+ new units
Same-restaurant sales*	low-single digits	→	Flat to slightly positive
Commodity inflation*	mid-single digits	→	mid-single digits
Labor inflation*	mid-single digits	→	mid-single digits
Restaurant-level adjusted EBITDA margin**	23% - 24%	→	23% - 24%
General and administrative expenses	$85 - $87 million	→	$82 - $84 million
Pre-opening expenses	$8.0 - $9.0 million	→	$10.0 - $10.5 million
Capital expenditures	$90 - $93 million	→	$85 - $88 million
*Prior target communicated during earnings call.
**We are unable to reconcile the long-term outlook for restaurant-level adjusted EBITDA margin to operating income/loss margin, the corresponding U.S. GAAP measure, due to variability and difficulty in making accurate forecasts and projections and because not all information necessary to prepare the reconciliation is available to us without unreasonable efforts. For the same reasons, we are unable to address the probable significance of the unavailable information because we cannot accurately predict all of the components of the adjusted calculations and the non-GAAP measure may be materially different than the GAAP measure.

Long-Term Financial Targets

Unit growth	12% - 15%
Same-restaurant sales	Low single digits
Revenue growth	Mid teens
Adjusted EBITDA growth*	Low teens
*We are unable to reconcile the long-term outlook for adjusted EBITDA growth to net income/loss, the corresponding U.S. GAAP measure, due to variability and difficulty in making accurate forecasts and projections and because not all information necessary to prepare the reconciliation is available to us without unreasonable efforts. For the same reasons, we are unable to address the probable significance of the unavailable information because we cannot accurately predict all of the components of the adjusted calculations and the non-GAAP measure may be materially different than the GAAP measure.

The following definitions apply to these terms as used in this release:

Change in Same-Restaurant Sales - The change in same-restaurant sales is the percentage change in year-over-year revenue (excluding gift card breakage) for the Comparable Restaurant Base, which is defined as the number of restaurants open for at least 24 full fiscal periods.

For the quarters ended June 30, 2024 and June 25, 2023, there were 70 and 66 restaurants in our Comparable Restaurant Base, respectively.

A change in same-restaurant sales is the result of a change in restaurant transactions, average guest check, or a combination of the two. We gather daily sales data and regularly analyze the guest transaction counts and the mix of menu items sold to strategically evaluate menu pricing and demand. Measuring our change in same-restaurant sales allows management to evaluate the performance of our existing restaurant base. We believe this measure provides a consistent comparison of restaurant sales results and trends across periods within our core, established restaurant base, unaffected by results of restaurant openings and enables investors to better understand and evaluate the Company’s historical and prospective operating performance.

Average Unit Volume - AUV is the total revenue (excluding gift card breakage) recognized in the Comparable Restaurant Base, including C&O, divided by the number of restaurants in the Comparable Restaurant Base, including C&O, by period.

This key performance indicator allows management to assess changes in consumer spending patterns at our restaurants and the overall performance of our restaurant base.

Adjusted EBITDA and Adjusted EBITDA Margin - Adjusted EBITDA represents net income (loss) before depreciation and amortization, interest expense, interest income, and income taxes, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing core operating performance as identified in the reconciliation of net income (loss), the most directly comparable GAAP measure to Adjusted EBITDA. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of revenues, net. See also “Non-GAAP Financial Measures.”

Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin - Restaurant-Level Adjusted EBITDA is defined as revenue, less restaurant operating expenses, which include food, beverage and packaging costs, labor expenses, occupancy expenses and other operating expenses. Restaurant-Level Adjusted EBITDA excludes corporate level expenses and depreciation and amortization on restaurant property and equipment. Restaurant-Level Adjusted EBITDA Margin represents Restaurant-Level Adjusted EBITDA as a percentage of revenues, net. See also “Non-GAAP Financial Measures”.

For more information about the Company’s Non-GAAP measures, how they are calculated and reconciled and why management believes that they are useful, see “Non-GAAP Financial Measures” below.

Earnings Conference Call

The Company will host a conference call to discuss its financial results for the second quarter ended June 30, 2024 on Tuesday, August 6, 2024, at 10:00 AM ET. The conference call can be accessed live over the phone by dialing 201-493-6780. A telephone replay will be available shortly after the call has concluded and can be accessed by dialing 412-317-6671; the passcode is 13741635. The webcast will be available at www.portillos.com under the investors section and will be archived on the site shortly after the call has concluded.

About Portillo’s

In 1963, Dick Portillo invested $1,100 into a small trailer to open the first Portillo’s hot dog stand in Villa Park, IL, which he called “The Dog House.” Years later, Portillo’s (NASDAQ: PTLO) has grown to more than 80 restaurants across 10 states. Portillo’s is best known for its Chicago-style hot dogs, Italian beef sandwiches, char-grilled burgers, fresh salads and famous chocolate cake.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). All statements other than statements of historical fact are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial position, results of operations, plans, objectives, future performance and business, and are based on currently available operating, financial and competitive information which are subject to various risks and uncertainties, so you should not place undue reliance on forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "commit," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

•risks related to or arising from our organizational structure;
•risks of food-borne illness and food safety and other health concerns about our food;
•risks relating to the economy and financial markets, including inflation, fluctuating interest rates, stock market activity, or other factors;
•the impact of unionization activities of our Team Members on our reputation, operations and profitability;
•risks associated with our reliance on certain information technology systems, including our new enterprise resource planning system, and potential failures or interruptions;
•privacy and cyber security risks related to our digital ordering and payment platforms for our delivery business;
•the impact of competition, including from our competitors in the restaurant industry or our own restaurants;
•the increasingly competitive labor market and our ability to attract and retain the best talent and qualified employees;
•the impact of federal, state or local government regulations relating to privacy, data protection, advertising and consumer protection, building and zoning requirements, costs or ability to open new restaurants, or sale of food and alcoholic beverage control regulations;
•inability to achieve our growth strategy, such as the availability of suitable new restaurant sites in existing and new markets and opening of new restaurants at the anticipated rate and on the anticipated timeline;
•the impact of consumer sentiment and other economic factors on our sales;
•increases in food and other operating costs, tariffs and import taxes, and supply shortages; and
•other risks identified in our filings with the Securities and Exchange Commission (the “SEC’).

All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s most recent Annual Report on Form 10-K, filed with the SEC. All of the Company’s SEC filings are available on the SEC’s website at www.sec.gov. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Contact:
Barbara Noverini, CFA
investors@portillos.com

Media Contact:
ICR, Inc.
portillosPR@icrinc.com

PORTILLO’S INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except common share and per common share data)

	Quarter Ended				Two Quarters Ended
	June 30, 2024		June 25, 2023		June 30, 2024		June 25, 2023
REVENUES, NET	$181,862	100.0%	$169,182	100.0%	$347,693	100.0%	$325,242	100.0%

COST AND EXPENSES:
Restaurant operating expenses:
Food, beverage and packaging costs	61,712	33.9%	56,229	33.2%	118,673	34.1%	109,856	33.8%
Labor	46,412	25.5%	43,153	25.5%	89,714	25.8%	83,612	25.7%
Occupancy	9,211	5.1%	8,237	4.9%	18,551	5.3%	16,688	5.1%
Other operating expenses	19,958	11.0%	18,832	11.1%	39,815	11.5%	37,536	11.5%
Total restaurant operating expenses	137,293	75.5%	126,451	74.7%	266,753	76.7%	247,692	76.2%

General and administrative expenses	17,941	9.9%	19,609	11.6%	36,481	10.5%	38,387	11.8%
Pre-opening expenses	2,100	1.2%	275	0.2%	3,523	1.0%	2,619	0.8%
Depreciation and amortization	7,106	3.9%	5,941	3.5%	14,050	4.0%	11,610	3.6%
Net income attributable to equity method investment	(335)	(0.2)%	(381)	(0.2)%	(540)	(0.2)%	(588)	(0.2)%
Other income, net	(358)	(0.2)%	(97)	(0.1)%	(786)	(0.2)%	(354)	(0.1)%
OPERATING INCOME	18,115	10.0%	17,384	10.3%	28,212	8.1%	25,876	8.0%
Interest expense	6,603	3.6%	6,523	3.9%	13,133	3.8%	13,966	4.3%
Interest income	(75)	—%	—	—%	(154)	—%	—	—%
Tax Receivable Agreement liability adjustment	(439)	(0.2)%	(579)	(0.3)%	(1,000)	(0.3)%	(1,163)	(0.4)%
Loss on debt extinguishment	—	—%	—	—%	—	—%	3,465	1.1%
INCOME BEFORE INCOME TAXES	12,026	6.6%	11,440	6.8%	16,233	4.7%	9,608	3.0%
Income tax expense	3,496	1.9%	1,542	0.9%	2,359	0.7%	983	0.3%
NET INCOME	8,530	4.7%	9,898	5.9%	13,874	4.0%	8,625	2.7%
Net income attributable to non-controlling interests	2,060	1.1%	3,110	1.8%	2,842	0.8%	2,351	0.7%
NET INCOME ATTRIBUTABLE TO PORTILLO'S INC.	$6,470	3.6%	$6,788	4.0%	$11,032	3.2%	$6,274	1.9%

Income per common share attributable to Portillo’s Inc.:
Basic	$0.10		$0.12		$0.19		$0.12
Diluted	$0.10		$0.12		$0.18		$0.11

Weighted-average common shares outstanding:
Basic	61,650,118		54,964,649		59,543,950		52,252,053
Diluted	64,608,698		58,550,057		62,577,748		55,806,455

PORTILLO’S INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except common share and per common share data)

	June 30, 2024	December 31, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents and restricted cash	$12,357	$10,438
Accounts and tenant improvement receivables	15,326	14,183
Inventory	8,755	8,733
Prepaid expenses	5,507	8,565
Total current assets	41,945	41,919
Property and equipment, net	314,617	295,793
Operating lease assets	213,757	193,825
Goodwill	394,298	394,298
Trade names	223,925	223,925
Other intangible assets, net	27,467	28,911
Equity method investment	15,940	16,684
Deferred tax assets	200,119	184,701
Other assets	6,850	5,485
Total other assets	868,599	854,004
TOTAL ASSETS	$1,438,918	$1,385,541

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$37,584	$33,189
Current portion of long-term debt	9,375	7,500
Short-term debt	17,000	15,000
Current portion of Tax Receivable Agreement liability	7,230	4,428
Deferred revenue	4,712	7,180
Short-term lease liability	5,791	5,577
Accrued expenses	27,573	32,039
Total current liabilities	109,265	104,913
LONG-TERM LIABILITIES:
Long-term debt, net of current portion	278,679	283,923
Tax Receivable Agreement liability	320,849	295,390
Long-term lease liability	263,229	238,414
Other long-term liabilities	2,774	2,791
Total long-term liabilities	865,531	820,518
Total liabilities	974,796	925,431

COMMITMENTS AND CONTINGENCIES
STOCKHOLDER’S EQUITY:
Preferred stock, $0.01 par value per share, 10,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.01 par value per share, 380,000,000 shares authorized, and 61,739,874 and 55,502,375 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	617	555
Class B common stock, $0.00001 par value per share, 50,000,000 shares authorized, and 11,640,555 and 17,472,926 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	—	—
Additional paid-in-capital	344,937	308,212
Retained earnings	24,644	13,612
Total stockholders' equity attributable to Portillo's Inc.	370,198	322,379
Non-controlling interest	93,924	137,731
Total stockholders' equity	464,122	460,110
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,438,918	$1,385,541

PORTILLO’S INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Two Quarters Ended
	June 30, 2024	June 25, 2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,874	$8,625
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,050	11,610
Amortization of debt issuance costs and discount	380	620
Loss on sales of assets	66	496
Equity-based compensation	5,717	7,720
Deferred income tax expense	2,359	983
Tax Receivable Agreement liability adjustment	(1,000)	(1,163)
Gift card breakage	(502)	(528)
Loss on debt extinguishment	—	3,465
Changes in operating assets and liabilities:
Accounts receivables	(681)	(906)
Receivables from related parties	(158)	(141)
Inventory	(22)	894
Other current assets	1,916	(218)
Operating lease asset	4,461	3,880
Accounts payable	6,833	(2,779)
Accrued expenses and other liabilities	(6,365)	(559)
Operating lease liabilities	(1,908)	(1,359)
Deferred lease incentives	2,101	850
Other assets and liabilities	507	(181)
NET CASH PROVIDED BY OPERATING ACTIVITIES	41,628	31,309
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(33,905)	(37,359)
Proceeds from the sale of property and equipment	77	33
NET CASH USED IN INVESTING ACTIVITIES	(33,828)	(37,326)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term debt, net	2,000	10,000
Proceeds from long-term debt	—	300,000
Payments of long-term debt	(3,750)	(322,428)
Proceeds from equity offering, net of underwriting discounts	114,960	179,306
Repurchase of outstanding equity / Portillo's OpCo units	(114,960)	(179,306)
Distributions paid to non-controlling interest holders	(838)	(399)
Proceeds from stock option exercises	1,109	1,015
Employee withholding taxes related to net settled equity awards	(279)	(56)
Proceeds from Employee Stock Purchase Plan purchases	306	297
Payments of Tax Receivable Agreement liability	(4,429)	(813)
Payment of deferred financing costs	—	(3,569)
NET CASH USED IN FINANCING ACTIVITIES	(5,881)	(15,953)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	1,919	(21,970)
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF THE PERIOD	10,438	44,427
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF THE PERIOD	$12,357	$22,457

PORTILLO’S INC
SELECTED OPERATING DATA AND NON-GAAP FINANCIAL MEASURES

	Quarter Ended		Two Quarters Ended
	June 30, 2024	June 25, 2023	June 30, 2024	June 25, 2023
Total Restaurants (a)	86	76	86	76
AUV (in millions) (a)	N/A	N/A	$9.0	$8.8
Change in same-restaurant sales (b)(c)	(0.6)%	5.9%	(0.9)%	7.4%
Adjusted EBITDA (in thousands) (b)	$29,866	$29,223	$51,643	$48,856
Adjusted EBITDA Margin (b)	16.4%	17.3%	14.9%	15.0%
Restaurant-Level Adjusted EBITDA (in thousands) (b)	$44,569	$42,731	$80,940	$77,550
Restaurant-Level Adjusted EBITDA Margin (b)	24.5%	25.3%	23.3%	23.8%
(a) Includes a restaurant that is owned by C&O of which Portillo’s owns 50% of the equity. Total restaurants indicated are as of June 30, 2024. AUVs for the quarters ended June 30, 2024 and June 25, 2023 represent AUVs for the twelve months ended June 30, 2024 and June 25, 2023, respectively.
(b) Excludes a restaurant that is owned by C&O of which Portillo’s owns 50% of the equity.
(c) For the quarter ended June 30, 2024, same-restaurant sales compares the 13 weeks from April 1, 2024 through June 30, 2024 to the 13 weeks from April 3, 2023 through July 2, 2023. For the two quarters ended June 30, 2024, same-restaurant sales compares the 26 weeks from January 1, 2024 through June 30, 2024 to the 26 weeks from January 2, 2023 through July 2, 2023.

PORTILLO’S INC.
NON-GAAP FINANCIAL MEASURES

To supplement the consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: Adjusted EBITDA and Adjusted EBITDA Margin, and Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin. Accordingly, Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin are not required by, nor presented in accordance with GAAP, but rather are supplemental measures of operating performance of our restaurants. You should be aware that these measures are not indicative of overall results for the Company and that Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin do not accrue directly to the benefit of stockholders because of corporate-level expenses excluded from such measures. These measures are supplemental measures of operating performance and our calculations thereof may not be comparable to similar measures reported by other companies. These measures are important measures to evaluate the performance and profitability of our restaurants, individually and in the aggregate, but also have important limitations as analytical tools and should not be considered in isolation as substitutes for analysis of our results as reported under GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA represents net income (loss) before depreciation and amortization, interest expense, interest income, and income taxes, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing core operating performance as identified in the reconciliation of net income (loss), the most directly comparable GAAP measure to Adjusted EBITDA. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of total revenues.

We use Adjusted EBITDA and Adjusted EBITDA Margin (i) to evaluate our operating results and the effectiveness of our business strategies, (ii) internally as benchmarks to compare our performance to that of our competitors and (iii) as factors in evaluating management’s performance when determining incentive compensation.

We believe that Adjusted EBITDA and Adjusted EBITDA Margin are important measures of operating performance because they eliminate the impact of expenses that do not relate to our core operating performance.

We are unable to reconcile the long-term outlook for Adjusted EBITDA to net income (loss), the corresponding U.S. GAAP measure, due to variability and difficulty in making accurate forecasts and projections and because not all information necessary to prepare the reconciliation is available to us without unreasonable efforts. For the same reasons, we are unable to address the probable significance of the unavailable information because we cannot accurately predict all of the components of the adjusted calculations and the non-GAAP measure may be materially different than the GAAP measure.

Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin

Restaurant-Level Adjusted EBITDA is defined as revenue, less restaurant operating expenses, which include cost of goods sold (excluding depreciation and amortization), labor expenses, occupancy expenses and other operating expenses. Restaurant-Level Adjusted EBITDA excludes corporate level expenses and depreciation and amortization on restaurant property and equipment. Restaurant-Level Adjusted EBITDA Margin represents Restaurant-Level Adjusted EBITDA as a percentage of revenue.

We believe that Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin are important measures to evaluate the performance and profitability of our restaurants, individually and in the aggregate.

See below for a reconciliation of net income, the most directly comparable GAAP measure, to Adjusted EBITDA and Adjusted EBITDA Margin (in thousands):

	Quarter Ended		Two Quarters Ended
	June 30, 2024	June 25, 2023	June 30, 2024	June 25, 2023
Net income	$8,530	$9,898	$13,874	$8,625
Net income margin	4.7%	5.9%	4.0%	2.7%
Depreciation and amortization	7,106	5,941	14,050	11,610
Interest expense	6,603	6,523	13,133	13,966
Interest income	(75)	—	(154)	—
Loss on debt extinguishment	—	—	—	3,465
Income tax expense	3,496	1,542	2,359	983
EBITDA	25,660	23,904	43,262	38,649
Deferred rent (1)	1,296	1,169	2,466	2,393
Equity-based compensation	2,890	4,184	5,717	7,720
ERP implementation costs (2)	325	—	450	—
Amortization of cloud-based software implementation costs (3)	146	—	146	—
Other (income) loss (4)	(9)	377	66	496
Transaction-related fees and expenses (5)	(3)	168	536	761
Tax Receivable Agreement liability adjustment (6)	(439)	(579)	(1,000)	(1,163)
Adjusted EBITDA	$29,866	$29,223	$51,643	$48,856
Adjusted EBITDA Margin (7)	16.4%	17.3%	14.9%	15.0%
(1) Represents the difference between cash rent payments and the recognition of straight-line rent expense recognized over the lease term.
(2) Represents non-capitalized third-party consulting and software licensing costs incurred in connection with the implementation of a new ERP system.
(3) Represents amortization of capitalized cloud-based ERP system implementation costs that are included within general and administrative expenses.
(4) Represents (gain) loss on disposal of property and equipment.
(5) Represents certain expenses that management believes are not indicative of ongoing operations, consisting primarily of certain professional fees.
(6) Represents remeasurement of the Tax Receivable Agreement liability.
(7) Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Revenues, net.

See below for a reconciliation of operating income, the most directly comparable GAAP measure, to Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin (in thousands):

	Quarter Ended		Two Quarters Ended
	June 30, 2024	June 25, 2023	June 30, 2024	June 25, 2023
Operating income	$18,115	$17,384	$28,212	$25,876
Operating income margin	10.0%	10.3%	8.1%	8.0%
Plus:
General and administrative expenses	17,941	19,609	36,481	38,387
Pre-opening expenses	2,100	275	3,523	2,619
Depreciation and amortization	7,106	5,941	14,050	11,610
Net income attributable to equity method investment	(335)	(381)	(540)	(588)
Other income, net	(358)	(97)	(786)	(354)
Restaurant-Level Adjusted EBITDA	$44,569	$42,731	$80,940	$77,550
Restaurant-Level Adjusted EBITDA Margin (1)	24.5%	25.3%	23.3%	23.8%
(1) Restaurant-Level Adjusted EBITDA Margin is defined as Restaurant-Level Adjusted EBITDA divided by Revenues, net